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                                                                    EXHIBIT 99.1


IXC COMMUNICATIONS, INC.                                            NEWS RELEASE
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                    IXC ANNOUNCES GLOBAL SERVICES AGREEMENT
                          WITH DCI TELECOMMUNICATIONS


AUSTIN, TX - December 7, 1998 - IXC Communications, Inc. (Nasdaq: IIXC) today announced a transaction with DCI Telecommunications, Inc. (OTC Bulletin Board:
DCTC) involving DCI's taking management control of a significant customer of IXC which has defaulted in payments to IXC, and a 5-year commitment by DCI to utilize significant domestic and international telecommunications services from IXC. In the transaction, IXC will acquire approximately $16 million in DCI stock in exchange for approximately $18 million in amounts owed by the defaulting customer. In connection with the default, IXC estimates a one-time negative impact on the fourth quarter of approximately $14 million. The defaulting customer is the debit-card provider that prompted IXC to take certain reserves, as described in IXC's recent 10-Q and in a recent news release.

DCI is an international provider of telephone services, including long distance, prepaid telephone cards and Internet services. IXC will provide services for DCI throughout Spain, England, Canada, Mexico and the Far East through their international operating affiliates - MarcaTel in Mexico and Storm in Europe. "The arrangement with DCI is significant for both companies. For DCI, IXC's contribution provides the network and collocation capabilities to significantly expand its international operations. For IXC, it represents an expanding international presence and the first time all its operating affiliates have come together under one customer contract," said John Fleming, president of IXC's international business.

DCI has agreed to issue approximately 13% of its stock to IXC (4.25 million shares) with a market value of approximately $16 million based on the closing price at December 4, 1998. In exchange for the DCI stock, IXC has canceled amounts owed by the debit card provider of approximately $18 million. IXC estimates that the total negative pre-tax impact of this event on the fourth quarter (net of reserves) will be $14 million. The number of shares of DCI stock held by IXC is subject to adjustment if the DCI stock price changes.

"This arrangement represents a significant new business opportunity for IXC going forward, while also providing a favorable resolution of an unfortunate situation," commented Ben Scott, IXC's chairman and chief executive officer. "Although the customer default will have a significant impact on the fourth quarter, the event is one-time in nature and should not indicate any recurring reduction in the operating results of IXC. We look forward to a long-term and mutually beneficial relationship with DCI, both as a significant new customer and as a strategic investment."

Under the agreements, DCI has a call option to repurchase the 4.25 million shares of its stock from IXC through April 1, 1999 at a price of approximately $18 million. In the event the call option is not exercised, there will be an adjustment to the number of shares owned by IXC on June 1, 1999 if the 15-day volume-weighted average price for the shares is outside of the range of $4.20 to $5.88. After the adjustment, if

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any, IXC will own shares of DCI with a minimum value of approximately $18 million (if the price is below the range) and a maximum value of $22 million (if the price is above the range).

Larry Shatsoff, vice president and COO of DCI, stated that this agreement with IXC is a significant step forward for DCI in its quest to be an international facilities-based service provider. "We are extremely pleased to be working so closely with a company of IXC's global stature and appreciate IXC's confidence in DCI to provide the services and support necessary to establish such links and services in Europe," Shatsoff said.

IXC's network-based delivery solutions are designed to address the speed and capacity requirements of the global communications market. Having completed the first new coast-to-coast fiber optic network in the United States in more than a decade, IXC Communications, Inc. is at the forefront of the industry's new class of emerging domestic and international carriers. IXC offerings include private line, broadband, Internet and long distance switched and dedicated services. IXC is a publicly traded company listed on Nasdaq under the symbol IIXC. IXC's Web site is at www.ixc-comm.com.

Certain of the above statements set forth management's expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements due to actions of DCI or third parties, or other factors. Additional information on factors that may affect the business and financial results of IXC can be found in IXC's filings with the Securities and Exchange Commission.

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Media Contact:                             Investor Contact:
--------------                             -----------------
Melissa Jackson                            Greta Wiechman
Manager of Public Relations                Senior Manager, Investor Relations
(512) 231-5247                             (888) 267-9478
mjackson@ixc-comm.com                      gwiechman@ixc-comm.com